EXHIBIT 4.7

                                                             EXECUTION COPY

                                    CLASS A
                CONFIRMATION FOR U.S. DOLLAR INTEREST RATE SWAP
                    TRANSACTION UNDER 2002 MASTER AGREEMENT

Date:  November 7, 2002               Our ref:  JPMorgan Reference Number
                                                0009022940/63339120
To:    World Financial Network        From:     JPMorgan Chase Bank
       Credit Card Master Note Trust            270 Park Avenue
       c/o Chase Manhattan Bank                 New York, NY 10017
       USA, National Association
       500 Stanton Christiana Road              Global Derivative Operations
       OPS4, 3rd Floor                          4 Metrotech Center, 17th Floor
       Newark, DE  19713                        Brooklyn, NY 11245

Attn:  Institutional Trust Services   Contact:  Document Control
Fax No:302-552-6280                   Fax No:   718-242-9263
Tel No:302-552-6279                   Tel No:   718-242-7294


Dear Sir/Madam,

         The purpose of this letter agreement is to confirm the terms and conditions of the Transaction entered into between World Financial Network Credit Card Master Note Trust and JPMorgan Chase Bank (each a "party" and together "the parties") on the Trade Date specified below (the "Transaction"). This letter agreement constitutes a "Confirmation" as referred to in the ISDA Master Agreement specified in paragraph 1 below (the "Agreement").

         The definitions and provisions contained in the 2000 ISDA Definitions (as published by the International Swaps and Derivatives Association, Inc., the "Definitions") are incorporated into this Confirmation. In the event of any inconsistency between the Definitions and this Confirmation, this Confirmation will govern. Capitalized terms used herein and not otherwise defined have the meanings set forth in the Definitions or the Indenture dated as of August 1, 2001, between Party B and BNY Midwest Trust Company, as indenture trustee (the "Indenture") as supplemented by the Series 2002-A Indenture Supplement, dated as of November 7, 2002 (the "Indenture Supplement" and together with the Indenture, the "Indenture").

1. This Confirmation supplements, forms part of, and is subject to, the ISDA Master Agreement (including the Schedule thereto) dated as of October 29, 2002 as amended and supplemented from time to time (the "Agreement"), between the parties. All provisions contained in the Agreement govern this Confirmation except as expressly modified below.

         In this Confirmation "Party A" means JPMorgan Chase Bank and "Party B" means World Financial Network Credit Card Master Note Trust.

2. The terms of the particular Transaction to which this Confirmation relates are as follows:

         Notional Amount:           Initially, USD 468,000,000.00 and
                                    thereafter an amount equal for each
                                    Calculation Period to the Class A Note
                                    Principal Balance (as defined in the
                                    Indenture Supplement) at the end of the
                                    first day of that Calculation Period.

         Trade Date:                October 30, 2002

         Effective Date:            November 7, 2002

         Termination Date:          The earlier of (i) August 15, 2011, subject
                                    to adjustment in accordance with the
                                    Following Business Day Convention, and
                                    (ii) the date on which the Class A Note
                                    Principal Balance (as defined in the
                                    Indenture Supplement) is reduced to zero, subject to early termination in accordance with the terms of the Agreement. In accordance with the Indenture Supplement, the Class A Expected Principal
                                    Distribution Date is October 15, 2007,
                                    subject to the Modified Following Business
                                    Day Convention.

   Fixed Amounts:

        Fixed Rate Payer:           Party B

        Fixed Rate Payer
        Payment Dates:              The 15th of each  month  commencing
                                    December 16, 2002 and ending on the
                                    Termination Date, subject to adjustment in accordance with the Modified Following
                                    Business Day Convention

        Fixed Rate:                 3.52% per annum

        Fixed Rate Day              Actual/360
        Count Fraction:


        Floating Amounts:

        Floating Rate Payer:        Party A

        Floating Rate Payer         The 15th of each month  commencing
        Payment Dates:              December 16, 2002 and ending on
                                    the Termination Date, subject to
                                    adjustment in accordance with the Modified
                                    Following Business Day Convention.

        Floating Rate for initial   Linear Interpolation
        Calculation Period:

        Floating Rate Option:       USD-LIBOR-BBA

        Designated Maturity:        1 Month, except for the initial Calculation
                                    Period, which shall be interpolated.

        Spread:                     None

        Floating Rate Day Count     Actual/360
        Fraction:

        Reset Dates:                First day of each Calculation Period

        Business Days:              New York, London, Columbus, Ohio,
                                    and Chicago, Illinois

        Calculation Agent:          Party A

3.       Additional Amounts Upon Partial Termination

         On any Payment Date prior to the Class A Expected Principal Distribution Date (as defined in the Indenture Supplement), where as a result of principal payments on the Class A Notes (as defined in the Indenture Supplement), the Notional Amount would be reduced by the corresponding reduction in the Class A Note Principal Balance (as defined in the Indenture Supplement), the parties hereto shall treat the portion of such reduction (without duplication) as terminated on such Payment Date (a "Terminated Transaction"). Party A shall calculate the Market Quotation for the Terminated Transaction as set forth below.

         "Market Quotation" means, with respect to a Terminated Transaction, an amount determined on the basis of quotations from Reference Market-makers. Each quotation will be for an amount, if any, that would be paid to Party A (expressed as a negative number) or by Party A (expressed as a positive number) in consideration of an agreement between Party A and the quoting Reference Market-maker to enter into such Terminated Transaction (with the same fixed and floating payment rates and remaining term as this Transaction) on the relevant Payment Date. Party A will request each Reference Market-maker to provide its quotation to the extent reasonably practicable as of the same day and time (without regard to different time zones) on or as soon as reasonably practicable prior to the relevant Payment Date. The day and time as of which those quotations are to be obtained will be selected in good faith by Party A. If more than three quotations are provided, the Market Quotation will be the arithmetic mean of the quotations, without regard to the quotations having the highest and lowest values. If exactly three such quotations are provided, the Market Quotation will be the quotation remaining after disregarding the highest and lowest quotations. For this purpose, if more than one quotation has the same highest value or lowest value, then one of such quotations shall be disregarded. If fewer than three quotations are provided, Party A will determine the Market Quotation in good faith. Notwithstanding the foregoing, Party A shall be the sole Reference Market-maker unless: (a) the reduction in the Notional Amount of the Transaction is equal to or greater than $50 million on such Payment Date, and (b) the Servicer or the Indenture Trustee requests that quotations from Reference Market-makers other than Party A are utilized.

         If the amount so determined by Party A in respect of a Terminated Transaction is positive, Party B shall owe such amount to Party A, which shall be payable (with interest thereon accruing from such Payment Date and calculated at the Fixed Rate) on the next Distribution Date to the extent provided in the Indenture. If such amount is negative, no amounts shall be payable by Party A or Party B in respect of the Terminated Transaction.

4.       Account Details:

         Account for payments to Party A:    Name: JPMorgan Chase Bank
                                             City: New York
                                             ABA#  021-000-021
                                             Ref:  World Financial Network
                                                   Credit Card Master
                                                   Note Trust-Swaps Group
                                                   Acct:  900-900-1364


         Account for payments to Party B:    Name:  Bank of New York
                                                    City: New York
                                             ABA#   021-000-018
                                             Ref:   World Financial Network
                                                    Credit Card Master
                                                    Note Trust - GLA111565
                                                    Acct:  394569 Finance
                                                    Charge Account

5.       Offices:
         The Office of Party A for this      4 Metrotech Center, 17th Floor
         Transaction is:                     Brooklyn, NY 11245

         The Office of Party B for this      c/o Chase Manhattan Bank
         Transaction is:                     USA, National Association
                                             500 Stanton Christiana Road
                                             OPS4, 3rd Floor
                                             Newark, DE  19713

         Please confirm that the foregoing correctly sets forth the terms and conditions of our agreement by responding within three (3) Business Days by returning via telecopier an executed copy of this Confirmation to the attention of Ron Pope (fax no.
         718-242-9263/9262).

Failure to respond within such period shall not affect the validity or enforceability of this Transaction, and shall be deemed to be an affirmation of the terms and conditions contained herein, absent manifest error.

JPMORGAN CHASE BANK                     Accepted and confirmed as of the
                                        date first written:

                                        WORLD FINANCIAL NETWORK CREDIT
By: /s/ Gerry Chu                       CARD MASTER NOTE TRUST,
   --------------------                 By: Chase Manhattan Bank USA, National
Name: Gerry Chu                         Association, not in its individual
Title: Associate                        capacity, but solely as Owner Trustee


                                        By:  /s/ Michael B. McCarthy
                                            ------------------------------
                                        Name:  Michael B. McCarthy
                                        Title: Vice President